Exhibit 10.40

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) is entered into by and between COMVERGE INC. (formerly Comverge Technologies, Inc.), a Delaware corporation (“Company”), and ROBERT M. CHISTE (“Executive”) as of October 11, 2007.

WHEREAS, the Company and Executive have heretofore entered into that certain Employment Agreement effective as of September 1, 2001 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement to comply with the applicable provisions of section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree, effective as of the date set forth above, that the Employment Agreement shall be amended as hereafter provided:

1. The last sentence of Section 2(b)(iii) shall be deleted and the following shall be substituted therefor:

“The Performance Bonus earned by Executive for a Bonus Period (if any) shall be paid no later than the 15th day of the third month following the end of such Bonus Period.”

2. The penultimate sentence of Section 2(d) shall be deleted and the following shall be substituted therefore:

“The Retirement Payments for each 12-month period shall be paid in 12 substantially equal payments due on the first day of each month commencing with the first full month in the 12-month period; provided, however, that any payments due pursuant to the foregoing payment schedule before the date that is six months after the Employment Termination Date shall be delayed, if on the Employment Termination Date Executive is a “specified employee” as defined in Section 409A of the Code, until the first day of the seventh month following the Employment Termination Date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum on such date.”

3. Section 7(b)(ii) of the Employment Agreement shall be deleted in its entirety and the following shall be substituted therefor:

“(ii) If Executive is terminated by the Company without Cause, Executive shall be entitled to receive (A) any earned but unpaid annual base salary through the effective date of such termination, (B) three years of Executive’s annual base salary (payable in a lump sum on Executive’s date of termination), (C) reimbursement for expenses incurred in accordance with paragraph 2(b)(vii) of the Agreement, (D) any benefits available to Executive under the terms of the benefit plans and programs in which Executive is a participant on the effective date of such termination, (E) the Company shall pay the full cost of COBRA coverage under the Company’s group health plan for Executive and his family members who are entitled to such COBRA coverage until Executive and such family members are covered under another health plan, (F) reimbursement of any taxes due under Section 280G of the Code on the payments and benefits under this paragraph 7(b)(ii) received or to be received by Executive which are deemed the “parachute payment” (as such term is defined in Section 280G(2) of the Code); provided, however, such reimbursement shall not exceed 15% of the “parachute payment” and shall be paid by the date such taxes are remitted to the applicable tax authorities, and (G) full (100%) vesting of any non-vested portion of any options with the Company and full vesting and complete waiver of restrictions on any other equity or phantom equity incentives held by Executive under any plan or contractual arrangement with the Company. Notwithstanding the foregoing, if on the Employment Termination Date Executive is a “specified employee” as defined in Section 409A of the Code, all or a portion of any payments, benefits, or reimbursements under this paragraph 7(b)(ii) that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code, shall be delayed until the first day of the seventh month following the Employment Termination Date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum on such date. With respect to the costs of COBRA coverage otherwise payable by the Company under (E) of this paragraph, if delayed in accordance with the preceding sentence, all premiums paid by Executive for such COBRA coverage during the period of delay shall be paid by the Company as a reimbursement to Executive in a lump sum on the first day of the seventh month following the Employment Termination Date (or, if earlier, Executive’s date of death).”

4. The following new Section 19 shall be added:

“19. Reimbursements. Any reimbursement by the Company to Executive of attorneys’ fees and disbursements required under paragraph 16(h) and any reimbursement of costs and expenses required under paragraph 2(b)(x) or paragraph 2(b)(xi) shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the fee, disbursement, cost or expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive under paragraph 2(b)(x) or paragraph 2(b)(xi) for costs incurred after Executive’s termination of employment with the Company or shall any reimbursement be made to Executive under paragraph 16(h) for fees, disbursements, costs, and expenses incurred after the date that is ten years after the date of Executive’s termination of employment with the Company.”

5. Except as expressly modified by this First Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

COMVERGE , INC.

By:	/s/ R. Blake Young
Name:	R. Blake Young
Title:	Director, Compensation Committee Chairman

By:	/s/ Robert M. Chiste
Name:	Robert M. Chiste